Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on September 21, 2025, by and between Dominari Holdings, Inc., a Delaware corporation with offices at 725 5th Avenue, New York, NY 10022 (the “Corporation”), and Tim S. Ledwick, an individual residing at 2040 NE Ocean Blvd., Unit E, Stuart FL 34996 (the “Executive”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth;

B. The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth; and

C. The Corporation and the Executive desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Executive’s employment by the Corporation and supersede, as of the date hereof, all prior understandings and agreements, whether oral or written, between them with respect to such employment.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Executive as of the Effective Date, and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties and Place of Employment. The Executive shall serve as the Interim Chief Financial Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, and such other duties, responsibilities and authority as may be, from time to time, reasonably assigned to him by the Chief Executive Officer of the Corporation (the “CEO”) or the Board of Directors of the Corporation (the “Board”). Executive’s duties shall include certifying that financial information included in the Corporation’s filings with the U.S. Securities and Exchange Commission fairly present in all material respects the financial condition of the Corporation. Executive shall not have any duties directly related to supervision of the financial operations of Dominari Securities LLC unless and until Executive obtains FINRA Series 24 and Series 27 licenses. The Executive shall report directly to the CEO and the Board. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the CEO or the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for his duties as a Board member of Telkonet, Inc., the conduct of private business affairs, and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the confidentiality provisions set forth in Section 8 below. The Executive shall perform his services for the Corporation remotely and periodically on site at the Corporation’s offices as required.

3. Term of Employment. The term of this Agreement shall commence on October 1, 2025 (the “Effective Date”) and shall be for one (1) year (the “Initial Term”) and automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than three (3) months prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term, as the same may be earlier terminated in accordance with Section 5, are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal installments during the Term in accordance with the Corporation’s payroll practices the sum of $350,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Board, or the Compensation Committee of the Board (the “Compensation Committee”), shall review the Base Salary annually and shall have the right but not the obligation to increase the Base Salary as it deems appropriate in its discretion.

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(c) In addition to the Base Salary, the Executive shall be entitled to receive an annual bonus from the Corporation (“Annual Bonus”) in an amount determined by the Board in its sole discretion, with a target amount equal to 100% of the Base Salary for the applicable year if the performance targets established by the Board are achieved; provided, that for the Initial Term, the Executive shall be paid an Annual Bonus of no less than 50% of the Base salary ($175,000 in the Initial Term). Annual Bonuses shall be paid by the Corporation to the Executive within 15 days of the end of the Initial Term and within 15 days of completion of any succeeding Renewal Term in cash, in each case, provided the Executive is employed with the Corporation at the end of the Initial Term or Renewal Term, as applicable.

(d) Subject to the Corporation’s shareholders approving an increase in the shares available for issuance under the Corporation’s 2022 Equity Incentive Plan (the “Equity Plan”) at the next annual meeting of the Corporation’s shareholders, the Corporation shall recommend to the Board that it grant the Executive a restricted stock grant (the “Restricted Stock Grant”) under and subject to the terms of the Equity Plan with respect to shares representing 2% of the Corporation’s outstanding common stock as of the Effective Date. The Board or a subcommittee thereof shall determine in its sole discretion, the terms and conditions that will apply to the Restricted Stock Grant, taking into account the Executive’s seniority and position with the Corporation. The Restricted Stock Grant, if approved, shall be evidenced by a separate award agreement in a form prescribed by the Corporation.

(e) If the Corporation engages in an unbrokered (e.g., “friends and family”) offering of its securities, the Executive shall be entitled to participate in such offering in such manner as the Compensation Committee, in its discretion, shall decide.

(f) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s written policy for reimbursement of expenses applicable to similarly situated employees of the Corporation.

(g) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its employees generally, including group family health insurance coverage (the “Benefit Plans”).

(h) The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5. Termination.

(a) This Agreement and the Term shall terminate upon the first to occur of the following events:

(i) the Executive’s death:

(ii) the Executive’s Total Disability;

(iii) the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely Non-Renewal Notice in accordance with Section 3;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Corporation, without Good Reason;

(v) at the Executive’s option, for Good Reason, as defined in Section 5(d)

(vi) at the Corporation’s option, for Cause, as defined in Section 5(c); and

(vii) at the Corporation’s option, upon ninety (90) days prior written notice to the Executive, without Cause.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able, and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c) For purposes of this Agreement, the term “Cause” shall mean (i) any material breach of this Agreement by Executive or material, gross, and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), (ii) the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny, or embezzlement resulting in material harm to the Corporation by the Executive.

(d) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to: (i) a material diminution of duties inconsistent with Executive’s title, authority, duties, and responsibilities (including, without limitation, a change in the chain of reporting) prior to such diminution; or (ii) any material violation by the Corporation of its obligations (including, without limitation, its compensation obligations) under this Agreement; provided that the Executive has given written notice to the Corporation within ninety (90) days of Executive’s knowledge of the initial occurrence of such event, and the Corporation has failed to cure such acts within thirty (30) days of receipt of such notice, if curable, and the Executive must then terminate his employment within thirty (30) days following the expiration of such cure period for the termination to be on account of Good Reason.

6. Effects of Termination.

Upon termination of employment for any reason, whether by the Executive or the Corporation, the Executive shall be paid (i) accrued but unpaid Base Salary and vacation pay through the date of termination; (ii) the full Annual Bonus earned but not yet paid for the year immediately preceding the year of termination; (iii) any other benefits vested or accrued to him under any Benefit Plans outstanding at the date of termination; (iv) the reimbursement of documented, unreimbursed expenses incurred on or prior to such termination date; and (v) all statutory entitlements as may be required to be paid or provided under applicable law, all paid as promptly as practicable and in accordance with applicable law (collectively, “Base Benefits”), and the Executive shall have any conversion rights available under the Benefit Plans and as otherwise provided by law, including the Consolidated Omnibus Budget Reconciliation Act and any similar state law or regulation (“COBRA”).

The following provisions apply to specified termination events.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the Base Benefits, which will not be conditioned on a Release (as defined below), upon the execution and non-revocation by the Executive (or his estate or beneficiaries, as applicable) of a general release of claims in such form acceptable to the Corporation (a “Release”), the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) six (6) months of Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination; (ii) the Annual Bonus for the year of termination, which shall be deemed to equal (x) 50% of the Base Salary multiplied by (y) a fraction, the numerator of which is equal to the number of calendar days from the beginning of such bonus year through the termination date, and the denominator of which is equal to 365, payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination: plus (iii) any other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability, which shall be payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination. This Section 6(a) shall not terminate or otherwise interfere with any right to disability payments.

(b) Upon termination of the Executive’s employment pursuant to Sections 5(a)(iii), (iv), or (vi), the Executive shall be entitled to the Base Benefits.

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or 5(a)(vii), in addition to the Base Benefits, which will not be conditioned on a Release, upon the execution and non-revocation of a Release, the Executive shall be entitled to the following severance benefits: (i) six (6) months Base Salary at the then current rate, to be paid in a single lump sum payment not later than thirty (30) days following such termination, less withholding of all applicable taxes; (ii) the Annual Bonus for the year of termination, which shall be deemed to equal (x) 100% of the Base Salary multiplied by (y) a fraction, the numerator of which is equal to the number of calendar days from the beginning of such year through the termination date, and the denominator of which is equal to 365, payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination; and (iii) any other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment, which shall be payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination. In addition, any equity grants to Executive shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or 5(a)(vii) (subject to the Executive’s execution and non-revocation of a Release).

(d) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7. Vacations. The Executive shall be entitled to four (4) weeks of paid vacation per year. The Executive shall take his vacation at such time or times as the Executive and the CEO shall determine is mutually convenient. Any vacation not taken in the Initial Term shall accrue, up to a maximum of six (6) weeks of vacation and shall carry over to any Renewal Year.

8. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he will have access to secret and confidential information regarding the Corporation and-its affiliates, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after the Term of his employment hereunder, reveal, divulge, or make known to any person any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

9. Clawback Rights. All Annual Bonuses, and any and all stock-based compensation (such as options, restricted stock units and other equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows. During the period that the Executive is employed by the Corporation and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to Executive shall have been determined, the Executive agrees to repay any amounts that were determined by reference to any financial results of the Corporation that were later restated (as defined below), to the extent the Clawback Benefits paid exceed the Clawback Benefits that would have been paid, based on the restatement of the Corporation’s financial information. All Clawback Benefits resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Corporation and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Corporation shall have the right to take any and all actions to effectuate such adjustment. The calculation of the revised Clawback Benefits shall be determined by the Compensation Committee in good faith and in accordance with any applicable laws, rules, and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Corporation and the Executive. The Clawback Rights shall terminate following a Change in Control (as defined in the Equity Plan), subject to applicable laws, rules, and regulations. For purposes of this Section 9, a restatement of financial results that requires a repayment of all or a portion of the Clawback Benefits shall mean a restatement resulting from material noncompliance of the Corporation with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements that were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge that it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time. Accordingly, the terms and conditions of this Agreement shall be deemed automatically amended from time to time to the extent required to assure compliance with the Dodd-Frank Act or any applicable rules or regulations enacted thereunder that may be adopted by the Securities and Exchange Commission or any stock exchange on which the securities of the Company are listed.

10. Section 409A.

(a) The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes, interest or penalties under Section 409A. The Corporation and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate, or desirable to avoid imposition of any additional tax, penalties or income recognition prior to actual payment to the Executive under Section 409A; provided however, that the Corporation has no obligation to indemnify the Executive or hold the Executive harmless from any adverse tax consequences related to any failure to comply with Section 409A.

(b) To the extent that the Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment,” or like terms shall mean Separation from Service.

(d) Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary separation from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Section 409A being subject to Section 409A.

(e) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(f) Each payment and benefit payable under this Agreement, including any payment or benefit that is required to be aggregated with such payment and benefit under Section 409A, is hereby designated as a separate payment, and will not collectively be treated as a single payment, as provided in Treasury Regulation Section 1.409A-2(b)(2)(iii).

(g) For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive’s employment termination date occurs, plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Corporation’s taxable year preceding the Corporation’s taxable year which includes Executive’s date of termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s Separation from Service occurs.

11. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the minimum extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however, that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes, as of the date hereof, all prior understandings and agreements, whether oral or written, between the Executive and the Corporation with respect to such employment, and shall not be amended, modified, or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries, and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the applicable party at the address set forth above, or when sent by email to the Executive at timsledwick@gmail.com or to the CEO of the Corporation at ahayes@dominari.com, or to such other address or email as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument, and may be delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and so delivered shall be deemed to have been duly and validly executed and delivered and be valid and effective for all purposes.

The parties hereto have executed this Agreement as of the date first written above.

DOMINARI HOLDINGS, INC

By:	/s/ Anthony Hayes
Anthony Hayes, Chief Executive Officer

EXECUTIVE:

By:	/s/ Tim S. Ledwick
Tim S. Ledwick